Exhibit 16.1

NVCN CORPORATION

1800 Wooddale Drive, Suite 208

Woodbury MN 55125

December 20, 2010

GRUBER & COMPANY LLC

Fax: 636-561-0735

Certified Public Accountants

121 Civic Center Drive, Ste 225

Lake Saint Louis, MO  63367

Dear Mr. Gruger:

This is to confirm that the client-auditor relationship between NVCN Corporation (Commission File No. 0-13187) and Gruber & Company, LLC, has ceased, effective as of October 8, 2010.

Very truly yours,

/s/ Gary L. Borglund

Gary L. Borglund, President